Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including any amendments thereto) with respect to the Common Stock, $0.001 par value per share, of Troika Media Group, Inc., and further agree that this Joint Filing Agreement be included as an exhibit to such joint filings. In evidence thereof, each of the undersigned hereby executes this Joint Filing Agreement as of February 10, 2023.

/s/ Kevin James VanBeek
Kevin James VanBeek

/s/ Andrea Lynn VanBeek
Andrea Lynn VanBeek